Glowpoint Announces Noncompliance with NYSE MKT Continued Listing Standards and Receipt of Audit Opinion with Going Concern Explanation

DENVER, CO, April 7, 2017 - Glowpoint, Inc. (“Glowpoint” or the “Company”) (NYSE MKT: GLOW), a managed service provider of video collaboration and network applications, today announced that on April 5, 2017 the Company received a letter from the NYSE MKT LLC (“NYSE MKT”) stating that the Company is not in compliance with the continued listing standards of the MYSE MKT Company Guide relating to stockholders’ equity. This letter indicated that the Company is out of compliance with Section 1003(a)(ii) of the NYSE MKT Company Guide (the “Company Guide”) which requires stockholders' equity of $4.0 million or more if it has reported losses from continuing operations and/or net losses in three of its four most recent fiscal years. As of December 31, 2016, the Company had stockholders' equity of $3.93 million.
The NYSE MKT letter informed the Company that it must submit a plan of compliance to NYSE MKT by May 5, 2017 addressing how the Company intends to regain compliance with Section 1003(a)(ii) of the Company Guide by October 5, 2018.  If the plan is accepted, the Company may be able to continue its listing but will be subject to periodic reviews by the NYSE MKT. If the plan is not accepted or if it is accepted but the Company is not in compliance with the continued listing standards by October 5, 2018, or if the Company does not make progress consistent with the plan, the NYSE MKT will initiate delisting procedures as appropriate.  The Company seeks to regain compliance with this rule with the potential restructuring of the Main Street and SRS indebtedness; however there is no assurance the Company will be able to accomplish this. See further discussion in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016, which was filed on March 31, 2017 with the Securities and Exchange Commission (the “Company’s 2016 Annual Report”).
The Company's common stock will not be delisted by the NYSE MKT for the deficiency during the plan period. The Company's common stock will continue to trade under the symbol "GLOW," with the added designation of ".BC" to indicate that the Company is not in compliance with the NYSE MKT's listing standards. The NYSE MKT also publishes a list of noncompliant issuers and displays the .BC indicator on its website. The NYSE MKT notification does not affect the Company's business operations or its SEC reporting requirements and does not conflict with or cause an event of default under any of the Company's material agreements.
Also, as previously disclosed in the Company’s 2016 Annual Report, the audited financial statements contained an unqualified audit opinion from its independent registered public accounting firm that included a going concern emphasis of matter paragraph. See further discussion in footnote 2 to the Company’s consolidated financial statements included in the Company's 2016 Annual Report. This announcement is made pursuant to NYSE MKT Company Guide Section 610(b), which requires public announcement of the receipt of an audit opinion containing a going concern paragraph. This announcement does not represent any change or amendment to the Company's consolidated financial statements or to the Company’s 2016 Annual Report.

About Glowpoint
Glowpoint, Inc. (NYSE MKT: GLOW) is a managed service provider of video collaboration and network applications. Our services are designed to provide a comprehensive suite of automated and concierge applications to simplify the user experience and expedite the adoption of video as the primary means of collaboration. Our customers include Fortune 1000 companies, along with small and medium enterprises in a variety of industries. To learn more please visit www.glowpoint.com.

Forward looking and cautionary statements
Forward-looking statements in this press release and all other statements that are not historical facts, are made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve factors, risks, and uncertainties that may cause actual results in future periods to differ materially from such statements. A list and description of these and other risk factors can be found in the Company’s Annual Report on Form 10-K for the year ending December 31, 2016. We make no representation or warranty that the information contained herein is complete and accurate and we have no duty to correct or update any information contained herein.
INVESTOR CONTACT:
Investor Relations
Glowpoint, Inc.
+1 303-640-3840
investorrelations@glowpoint.com
www.glowpoint.com